                                                                     EXHIBIT 2.9





                       PREFERRED STOCK PURCHASE AGREEMENT

                          dated as of JANUARY 13, 1997

                                    between

                               FORD MOTOR COMPANY

                                      and

                            TEAM RENTAL GROUP, INC.

                               TABLE OF CONTENTS


                                                                                                                     Page
                                                                                                                     ----
                                                        ARTICLE I
                                             SALE OF STOCK AND PURCHASE DEBT;
                                                 DESIGNATION AS PURCHASER . . . . . . . . . . . . . . . . . . . . . .   4

         SECTION 1.1      Sale and Purchase of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 1.2      Share Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 1.3      Sale and Purchase of Purchase Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 1.4      Purchase Price for Purchase Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 1.5      Designation as Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         SECTION 1.6      Net Income Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

                                                        ARTICLE II
                                                       THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .   9

         SECTION 2.1      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 2.2      Delivery of Shares and Purchase Debt by Seller to Buyer . . . . . . . . . . . . . . . . . .  10
         SECTION 2.3      Delivery of Share Purchase Price and Equity Consideration by Buyer to Seller  . . . . . . .  10

                                                       ARTICLE III
                                              REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .  11

         SECTION 3.1      Representations and Warranties of Seller  . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.2      Representations and Warranties of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 3.3      Representations and Warranties of Seller and Buyer  . . . . . . . . . . . . . . . . . . . .  32
         SECTION 3.4      Disclosure on Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE IV
                                                 COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . .  33

         SECTION 4.1      Performance by Common Stockholder Under Common Stock Purchase Agreement . . . . . . . . . .  33
         SECTION 4.2      Certain Obligations of Buyer With Respect to Common Stock Purchase Agreement and
                                  Budget Stock Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 4.3      Information Statement; Stockholders Meeting; Proxy Statement  . . . . . . . . . . . . . . .  34
         SECTION 4.4      Insurance Other than Workers' Compensation  . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 4.5      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         SECTION 4.6      Repayment of Seller Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 4.7      Access to Information Concerning Buyer's Properties and Records; Confidentiality  . . . . .  41

         SECTION 4.8      Conduct of the Buyer Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 4.9      No Solicitation by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 4.10     Listing of Class A Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 4.11     No Registration of Certain Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 4.12     Special Bonus Program . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 4.13     Cancellation of Certain Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

                                                        ARTICLE V
                                                    CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . .  44

         SECTION 5.1      Conditions to Each Party's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 5.2      Conditions to the Obligations of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         SECTION 5.3      Conditions to the Obligations of Seller . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         SECTION 5.4      No Closing Unless All Transactions Occur. . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                                        ARTICLE VI
                                                       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .  50

         SECTION 6.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         SECTION 6.2      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

                                                       ARTICLE VII
                                                SURVIVAL; INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . .  51

         SECTION 7.1      Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  51
         SECTION 7.2      Indemnification by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 7.3      Indemnification by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         SECTION 7.4      Procedures for Certain Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         SECTION 7.5      Limitations on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 7.6      Exclusivity of Remedy; Satisfaction of Indemnity Obligations  . . . . . . . . . . . . . . .  60

                                                       ARTICLE VIII
                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  62

         SECTION 8.1      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         SECTION 8.2      Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
         SECTION 8.3      Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         SECTION 8.4      Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         SECTION 8.5      Waivers and Extensions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         SECTION 8.6      Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         SECTION 8.7      Entire Agreement; Third Party Beneficiaries; Assignment . . . . . . . . . . . . . . . . . .  66
         SECTION 8.8      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         SECTION 8.9      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         SECTION 8.10     Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         SECTION 8.11     Resolution of Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

                                                                                                                     Page
                                                                                                                     ----

         SECTION 8.12     Consent to Jurisdiction; Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . .  69
         SECTION 8.13     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71


EXHIBITS
--------
Exhibit A -- Form of Supply Agreement
Exhibit B -- Form of Advertising Agreement
Exhibit C -- Form of Preferred Stockholders Agreement
Exhibit D -- Form of Certificate of Designations
Exhibit E -- Financing Commitments

                             INDEX OF DEFINED TERMS


Term                                                                                                                 Page
----                                                                                                                 ----

Adjustment Payment Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Average Buyer Stock Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Benefit Arrangement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Budget Stock Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Business day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Buyer Adjustment Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Buyer Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Buyer Class A Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Buyer Class B Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Buyer Debt Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Buyer Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Buyer Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
Buyer Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Buyer SEC Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Buyer Stock Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Cancellation Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
Certificate of Designations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Common Stock Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Common Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Conclusive Income Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Consent Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Controlled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
Controlling . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
CPR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
Cut-off Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
Employee Benefit Programs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Equity Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Establishment Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
First Quarter Income Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
FMCC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Foreign Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Foreign Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

Term                                                                                                                 Page
----                                                                                                                 ----

Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Hazardous Substance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Include . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
Includes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
Including . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Indemnifying Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Information Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Initial Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Material Buyer Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Neutral Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Notice Requirement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Other Arrangements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Other Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Preferred Stockholders Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Purchase Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Required Buyer Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Required Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Resolution Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Seller Adjustment Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Seller Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
Series A Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Series X Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Share Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Special Bonus Program . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Stockholders Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Stockholders Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Tax Arbitrator  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Third Party Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
U.S. Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                       PREFERRED STOCK PURCHASE AGREEMENT

                 PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") dated as of January 13, 1997 between FORD MOTOR COMPANY, a Delaware corporation ("Seller"), and TEAM RENTAL GROUP, INC., a Delaware corporation ("Buyer").

                                    RECITALS

                 A. Seller owns 2.31 shares (the "Shares") of Series X Cumulative Preferred Stock, par value $.01 per share, with a stated value of $1,000 per share ("Series X Preferred Stock"), of Budget Rent A Car Corporation, a Delaware corporation (the "Company").

                 B. Commerzbank Aktiengesellschaft (the "Bank") is the owner of 5,004.15 shares of Series X Preferred Stock.

                 C. The Certificate of Designations of the Company authorizing the Series X Preferred Stock will be amended to provide that all of the issued and outstanding shares of Series X Preferred Stock shall be redeemed by the Company at the Closing (as defined in Section 2.1) (immediately following the purchase and sale of the Shares pursuant to this Agreement) for a redemption price equal to the stated value thereof, plus accrued but unpaid dividends thereon to the date of redemption.

                 D. Pursuant to a separate stock purchase agreement dated as of the date hereof (the "Budget Stock Purchase Agreement") between the Company and Buyer, subject to the terms and conditions thereof, Buyer has agreed to purchase from the Company 2,740,000 newly issued shares of common stock, par value

$.01 per share ("Common Stock"), of the Company, for an aggregate purchase price equal to $274 million, payable in cash.

                 E. Pursuant to an agreement among the stockholders of the Company dated as of June 28, 1996 (the "Stockholders Agreement"), Seller has the right to cause the holder (the "Common Stockholder") of the outstanding shares of Common Stock to sell the Common Stockholder's shares of Common Stock to a purchaser designated by Seller.

                 F. Buyer desires (i) to purchase the Shares from Seller, (ii) to purchase an aggregate principal amount of indebtedness under the agreements and instruments listed on Schedule 4.6 (the "Purchase Debt"), of the Company to Seller and/or its affiliates, respectively, including Ford Motor Credit Company ("FMCC"), equal to the product of (x) the Buyer Stock Price (as defined herein),
(y) 1,000 and (z) and the number of shares comprising the Equity Consideration (as defined herein) in consideration of the receipt by Seller of the Equity Consideration and (iii) to be designated as the purchaser of the issued and outstanding shares of Common Stock.

                 G. The Board of Directors of Buyer has (i) approved this Agreement and the transactions contemplated hereby, including (x) the issuance of the Equity Consideration and the shares of Class A Common Stock, par value $.01 per share ("Buyer Class A Stock"), of Buyer issuable upon conversion of the Equity Consideration and (y) the Consent Agreement (as defined herein) and (ii) resolved to recommend approval of the issuance of the shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration by the stockholders of Buyer.

                 H. In connection with the purchase of the Purchase Debt and the issuance of the Equity Consideration to Seller, Buyer and Seller will enter into a Preferred Stockholders Agreement dated the date of the Closing (as defined herein) (the "Preferred Stockholders Agreement") pursuant to which, among other things, Buyer has granted certain registration rights with respect to the shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration for resale by Seller pursuant to the Securities Act of 1933, as amended (the "Securities Act").

                 I. As a condition and inducement to Seller's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Seller is entering into a Consent Agreement (the "Consent Agreement") with each of Sanford Miller, John P. Kennedy and Jeffrey D. Congdon (collectively, the "Stockholders"), pursuant to which the Stockholders, severally and not jointly, have agreed, among other things, to deliver written consents with respect to the shares of Class B Common Stock, par value $.01 per share ("Buyer Class B Stock"), of Buyer owned by them in favor of the issuance of the shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration.

                 J. Pursuant to a separate stock purchase agreement dated as of the date hereof (the "Common Stock Purchase Agreement") between the Common Stockholder and Buyer, Buyer has agreed to purchase from the Common Stockholder all the shares of Common Stock owned by the Common Stockholder.

                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                        SALE OF STOCK AND PURCHASE DEBT;
                            DESIGNATION AS PURCHASER

                 SECTION 1.1 Sale and Purchase of Shares. On the Closing Date (as defined in Section 2.1), Seller shall sell, convey and transfer to Buyer the Shares.

                 SECTION 1.2 Share Purchase Price. The purchase price to be paid by Buyer to Seller for the Shares shall be $2,310.00 (the "Share Purchase Price"), which shall be payable in cash and in immediately available (federal) funds at the Closing (as defined in Section 2.1).

                 SECTION 1.3 Sale and Purchase of Purchase Debt. On the Closing Date, Seller shall sell, convey and transfer, or shall cause its affiliates to sell, convey and transfer, to Buyer the Purchase Debt.

                 SECTION 1.4 Purchase Price for Purchase Debt. The consideration to be paid by Buyer to Seller for the Purchase Debt shall be the issuance of the greater of (i) 4,500 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of Buyer established pursuant to the Certificate of Designations thereof in the form attached as Exhibit D (the "Certificate of Designations") and (ii) a number of shares of Series A Preferred Stock (rounded up to the nearest whole share) equal to the product of (x) 0.001 multiplied by (y) the quotient obtained by dividing (A) $75,000,000 by (B) the Buyer Stock Price (as defined below) (the "Equity Consideration"). All of the shares of Series A Preferred Stock delivered as part of the Equity Consideration, upon delivery as provided herein, shall have been duly authorized, validly issued, fully paid and non-assessable, and shall be delivered at the Closing. For purposes of this Agreement, "Buyer Stock
Price" means the average of the closing prices of the Buyer Class A Stock on The New York Stock Exchange, Inc. (the "NYSE"), for each trading day in the 10-consecutive trading day period referred to below on which the Buyer Class A Stock is listed on the NYSE, or The Nasdaq National Market, for each trading day in the 10-consecutive trading day period referred to below on which the Buyer Class A Stock is not listed on the NYSE but is listed on The Nasdaq National Market, in each case as reported in The Wall Street Journal, for the 10 consecutive trading days immediately preceding the second trading day prior to the Closing Date.

                 SECTION 1.5 Designation as Purchaser. Seller hereby designates Buyer as the purchaser of the issued and outstanding shares of Common Stock held by the Common Stockholder, such purchase and sale to be consummated on the terms and subject to the conditions set forth in the Common Stock Purchase Agreement.

                 SECTION 1.6 Net Income Adjustment. (a) No later than May 15, 1997, the Company shall, pursuant to its obligations under Section 4.6 of the Budget Stock Purchase Agreement, prepare and deliver to each of Seller and Buyer an income statement of the Company for the period from and including January 1, 1997 through the close of business on March 31, 1997 prepared in accordance with United States generally accepted accounting principles (the "First Quarter Income Statement"). The First Quarter Income Statement shall be prepared by the Company, if prior to the Closing Date, in consultation with Coopers & Lybrand LLP, Seller's independent accountants, or, if after the Closing Date, in consultation with Arthur Andersen LLP, Buyer's independent accountants.

                 (b) After receipt by Seller and Buyer of the First Quarter Income Statement, each of them will have 20 business days to review the First Quarter Income Statement, together with the workpapers used in its preparation. Unless either party delivers written notice to the other on or prior to the 20th business day after their receipt of the First Quarter Income Statement, both parties will be deemed to have accepted and agreed to the First Quarter Income Statement, and such agreement will be final and binding. If either party so notifies the other of its objection to the First Quarter Income Statement, Buyer and Seller will, within 20 business days following the notice (the "Resolution Period"), attempt to resolve their differences. Any resolution by Buyer and Seller during the Resolution Period as to any disputed amounts will be final, binding and conclusive. If Buyer and Seller do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within ten days after the expiration of the Resolution Period to an independent accounting firm of national reputation mutually acceptable to Buyer and Seller (the "Neutral Auditors"). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors will be borne equally by Buyer and Seller. The Neutral Auditors will deliver to Buyer and Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditors by Buyer and Seller, or by the Company) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive. The final, binding and conclusive First Quarter Income Statement, which either is agreed upon by Buyer and Seller or is delivered by the Neutral Auditors in accordance with this Section, will be the "Conclusive Income Statement" and the date on which a First Quarter Income Statement becomes a Conclusive Income Statement will be the "Establishment Date".

                 (c) (i) If the Net Income (as defined below) is greater than $(15,000,000) (i.e., negative $15,000,000), then, on the later of (A) the second business day following the Establishment Date and (B) the Closing Date (such later date, the "Adjustment Payment Date"), Buyer shall pay to Seller, by intra-bank transfer at Morgan Guaranty Trust Company of New York of cash in U.S. dollars and in immediately available (federal) funds to an account specified to Buyer by Seller in writing no later than the business day prior to the Adjustment Payment Date, an amount equal to the amount by which the Net Income exceeds $(15,000,000) (the "Buyer Adjustment Payment").

                    (ii) If the Net Income is less than $(15,000,000) (i.e., negative $15,000,000), then, on the Adjustment Payment Date, Seller shall pay to Buyer, by intra-bank transfer at Morgan Guaranty Trust Company of New York of cash in U.S. dollars and in immediately available (federal) funds to an account specified to Seller by Buyer in writing no later than the business day prior to the Adjustment Payment Date, an amount equal to the amount by which the Net Income is less than $(15,000,000) (the "Seller Adjustment Amount").

                   (iii) Notwithstanding Section 1.6(c)(i) and Section 1.6(c)(ii), if the Adjustment Payment Date is the Closing Date, then, in lieu of payment by Buyer of the Buyer Adjustment Amount as provided in Section 1.6(c)(i) or payment by Seller of the Seller Adjustment Amount as provided in Section 1.6(c)(ii), as the case may be, the Budget Stock Purchase Agreement shall be amended, (A) if there is a Buyer Adjustment Amount, to increase the amount of the Purchase Price (as defined in the Budget Stock Purchase Agreement) by the Buyer Adjustment Amount and to make corresponding adjustments to the number of Shares to be acquired by Buyer pursuant thereto or (B) if there is a Seller Adjustment Amount, to reduce the amount of the Purchase Price (as defined in the Budget Stock Purchase Agreement) by the Seller Adjustment Amount and to make corresponding adjustments to the number of Shares to be acquired by Buyer pursuant thereto, as the case may be.

                 (d) For purposes of this Agreement:
                 "business day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Dearborn, Michigan are authorized or required by law to be closed;

                 "Net Income" means the net income (loss) of the Company set forth on the Conclusive Income Statement, determined without giving effect to the Special Bonus Program (as defined below), plus, if and to the extent incurred prior to March 31, 1997, expenses incurred by the Company (a) with respect to payments under employment agreements of the Company listed on Schedule 3.1(k) to the Budget Stock Purchase Agreement and (b) in connection with the Transactions (provided that the fees of J.P. Morgan Securities Inc. and Simpson Thacher & Bartlett and any special payments to Jack A. Frazee in connection with the Transactions shall be paid by Ford.

                                   ARTICLE II

                                  THE CLOSING

                 SECTION 2.1 Closing. Subject to the conditions set forth in
Article V, the closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., Eastern time, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, on March 31, 1997, or at such other time or on such other date, or at such other place, as the parties shall agree in writing (the date of the Closing, the "Closing Date").

                 SECTION 2.2 Delivery of Shares and Purchase Debt by Seller to Buyer. (a) At the Closing, Seller will deliver to Buyer a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank, with all necessary stock transfer tax stamps attached thereto and canceled.

                 (b) At the Closing, Seller will deliver to Buyer one or more instruments evidencing the Purchase Debt, duly endorsed in blank or accompanied by appropriate instruments of transfer duly executed in blank by Seller and/or its affiliate to which the Purchase Debt is owed.

                 SECTION 2.3 Delivery of Share Purchase Price and Equity Consideration by Buyer to Seller. (a) At the Closing, Buyer will deliver to Seller the Share Purchase Price, by intra-bank transfer at Morgan Guaranty Trust Company of New York of cash in U.S. dollars and in immediately available (federal) funds to an account specified to Buyer by Seller in writing no later than the business day prior to the Closing Date.

                 (b) At the Closing, Buyer will deliver to Seller a certificate or certificates, registered in such name or names as Seller shall have specified in writing to Buyer no later than the business day prior to the Closing Date, evidencing the Equity Consideration, all of which, upon issuance, shall have been duly authorized, validly issued, fully paid and non-assessable.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 SECTION 3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

                 (a) Due Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing as a domestic corporation under the laws of the state of Delaware with all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions (as defined below) to be consummated by it. For purposes of this Agreement, "Transactions" means the transactions contemplated by this Agreement, the Budget Stock Purchase Agreement and the Common Stock Purchase Agreement.

                 (b) Validity of Agreement. Seller has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                 (c) Consents and Approvals; No Violations. Except as set forth on Schedule 3.1(c) and for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), state and foreign competition, antitrust and takeover laws, including applicable laws of Australia, Brazil, Canada, Ireland, Mexico, New Zealand and Portugal and applicable regulations of the European Union, neither the execution, delivery or performance of this Agreement by Seller nor the consummation by Seller of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller, (ii) require Seller to make any filing with, or Seller to obtain any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Seller or any of its subsidiaries is a party or by which Seller, any of its subsidiaries or any of their respective properties or assets may be bound or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii), (iii) and (iv), for failures to make filings, or to obtain permits, authorizations, consents or approvals, or violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not prevent or materially hinder or delay the ability of Seller to perform its obligations under this Agreement or to consummate the Transactions.

                 (d) Litigation. There is no action, suit or proceeding before or by any Governmental Entity, domestic or foreign, now pending or, to Seller's knowledge, threatened against Seller which, if adversely determined, would prevent or materially hinder or delay the ability of Seller to perform its obligations under this Agreement or to consummate the Transactions.

                 (e) Power to Designate Common Stock Purchaser. The Stockholders Agreement authorizes Seller to designate the purchaser of the issued and outstanding shares of Common Stock and to cause the Common Stockholder to sell such shares to the person so designated. All action necessary under the Stockholders Agreement has been taken by Seller to designate Buyer as the purchaser of such shares. All terms of the Stockholders Agreement have been complied with by Seller and

Seller has not breached or defaulted under such agreement and is not aware of any breach of or default under such agreement.

                 (f) Good Title to Shares and Purchase Debt. (i) Upon consummation of the purchase and sale of the Shares at the Closing, as contemplated by this Agreement, Seller shall deliver to Buyer good title to the Shares, free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

                (ii) Upon consummation of the purchase and sale of the Purchase Debt at the Closing, as contemplated by this Agreement, Seller and/or its affiliates shall deliver to Buyer good title to the Purchase Debt, free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

                 (g) Finders' Fees. Seller has not retained, and is not subject to the valid claim of, any finder, broker, consultant or financial advisor in connection with the Transactions who might be entitled to a fee or commission from Seller in connection with the Transactions, other than J.P. Morgan Securities Inc. Seller will be solely responsible for paying all fees and expenses that become due and payable to J.P. Morgan Securities Inc. in connection with the Transactions.

                 (h) No Registration. Seller is aware that the Equity Consideration has not been registered under the Securities Act, or under any state securities laws. Seller is not an underwriter (within the meaning of such term under the Securities Act) with respect to the Equity Consideration and is purchasing the Equity

Consideration solely for investment, with no present intention to distribute such Equity Consideration to any person, except in compliance with the registration requirements under the Securities Act and the rules and regulations promulgated thereunder, and other applicable securities laws, or pursuant to exemptions therefrom. Buyer will not sell or otherwise dispose of the Equity Consideration or any part thereof except in compliance with the registration requirements under the Securities Act and the rules and regulations promulgated thereunder, and other applicable securities laws, or pursuant to exemptions therefrom.

                 SECTION 3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

                 (a) Due Organization of Buyer and Subsidiaries. Each of Buyer and each corporation, partnership or business entity 50% or more of the equity interests of which are owned, directly or indirectly by Buyer (its "Subsidiaries" and, together with Buyer, the "Buyer Entities") is a corporation, partnership or other business entity duly organized, validly existing, and, with respect to those Subsidiaries of Buyer that are corporations and organized under the laws of one of the states of the United States of America or the District of Columbia (a "U.S. Corporation"), is in good standing as a domestic corporation under the laws of the state of its organization with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted. Each Buyer Entity which is a U.S. Corporation is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to be so qualified as required would not have a Buyer Material Adverse Effect (as defined below). Schedule 3.2(a) lists each Subsidiary and each other corporation, partnership or business entity in which Buyer has any equity interest.

                 For purposes of this Agreement, "Buyer Material Adverse Effect" means (i) a material adverse effect on the business, results of operations or financial condition of the Buyer Entities taken as a whole, excluding any effect resulting from (A) general economic conditions, (B) any occurrence or condition affecting the vehicle rental industry generally or (C) any occurrence or condition arising out of the execution, delivery or performance of this Agreement and the consummation of the Transactions or the public announcement of any thereof, or (ii) an effect which would prevent or materially hinder or delay the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

                 (b) Validity of Agreement; Required Stockholder Approval; Board of Directors' Recommendation. Buyer has all necessary corporate power and authority to enter into this Agreement and, subject to delivery to Buyer's stockholders of prompt notice pursuant to Section 228(d) of the Delaware General Corporation Law of the stockholder action contemplated by the Consent Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. The Board of Directors of Buyer has duly and validly approved and taken all corporate action required to be taken by the Board of Directors of Buyer to render the provisions of Section 203 of the Delaware General Corporation Law inapplicable to this Agreement, the Consent Agreement and the consummation of the Transactions, including the adoption of the Certificate of Designations, the issuance of the Equity Consideration and the issuance shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration to Seller pursuant to this Agreement. The written consent of a majority of the votes entitled to be cast, or the affirmative of a majority of the votes cast in person or by proxy at a duly called and held meeting, by the holders of the Buyer Class A Stock and the Buyer Class B Stock, voting together as one class (the "Required Buyer Approval"), is the only consent or vote of the holders of any class or series of capital stock of Buyer necessary to approve the issuance of the shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration and no other vote of the holders of any class or series of capital stock of Buyer is necessary to approve adoption of the Certificate of Designations establishing the Series A Preferred Stock, the issuance of the Equity Consideration or any other Transactions. The Board of Directors of Buyer, acting by unanimous vote of the Board members present (which constituted a quorum), has resolved to recommend approval by the stockholders of Buyer of the issuance of the shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration and has directed that approval of the issuance of the shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration be submitted to the Buyer's stockholders, and the Required Buyer Approval has been obtained by Buyer by action by its stockholders by written consent in lieu of a meeting in accordance with Section 228 of the Delaware General Corporation Law. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

                 (c) Capitalization. The authorized capital stock of Buyer consists of 17,500,000 shares of Buyer Class A Stock, 2,500,000 shares of Buyer Class B Stock and 250,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, (i) 11,256,983 shares of Buyer Class A Stock are issued and outstanding, (ii) 1,936,600 shares of Buyer Class B Stock are issued and outstanding, (iii) 36,667 shares of Buyer Class A Stock are held in the treasury of Buyer, (iv) no shares of Buyer Class B Stock are held in the treasury of

Buyer, (v) 513,850 options to acquire shares of Buyer Class A Stock have been issued by Buyer and are outstanding, (vi) 164,000 options to acquire shares of Buyer Class B Stock have been issued by Buyer and are outstanding, (vii) no shares of Preferred Stock are issued and outstanding, (viii) no shares of Preferred Stock are held in the treasury of Buyer and (ix) no options to acquire shares of Preferred Stock have been issued by Buyer and are outstanding. Except for shares of Buyer Class A Stock, or securities convertible into or exchangeable for Buyer Class A Stock, issued in connection with the consummation and financing of the Transactions and shares of Buyer Class A Stock and Buyer Class B Stock issuable upon exercise of options and warrants to purchase such shares issued by Buyer and outstanding on the date hereof, options issued to directors, officers and employees pursuant to employee benefit plans and programs in effect on the date hereof and warrants issued in connection with the financing of the Transactions consistent with the provisions described in Exhibit E, the information contained in the immediately preceding sentence will be true and correct immediately prior to the Closing. All the outstanding shares of Buyer's capital stock are duly authorized, validly issued, fully paid and non-assessable. When issued by Buyer as provided in this Agreement, the Equity Consideration will be duly authorized, validly issued, fully paid and non-assessable. The shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration have been duly authorized and reserved for issuance upon such conversion, and, upon such conversion, will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, there are no shares of capital stock of Buyer authorized, issued or outstanding. Except as set forth above or disclosed in Schedule 3.2(c), there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Buyer obligating any Buyer Entity to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, any Buyer Entity or securities convertible into or exchangeable for such shares or equity interests or obligations of any Buyer Entity to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. Except for the Consent Agreement, there are no agreements or arrangements regarding voting or transfer of any capital stock of any Buyer Entity. Except as set forth on
Schedule 3.2(c), all of the outstanding shares of capital stock of each of Buyer's Subsidiaries are beneficially owned by Buyer, directly or indirectly, and all such shares have been duly authorized, validly issued and are fully paid and nonassessable and are owned by a Buyer Entity free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever (collectively, "Liens").

                 (d) Consents and Approvals; No Violations. Except as set forth on Schedule 3.2(d) and for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, state and foreign competition, antitrust and takeover laws, including applicable laws of Australia, Brazil, Canada, Ireland, Mexico, New Zealand and Portugal and applicable regulations of the European Union, neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of any Buyer Entity, (ii) require any Buyer Entity to make any filing with, or any Buyer Entity to obtain any permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Buyer Debt Instruments"), lease, concession agreement, franchise agreement, license, contract, agreement or other instrument or obligation to which any of the Buyer Entities is a party or by which any of them or any of their properties or assets may be bound (a "Buyer Agreement") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Buyer Entities or any of their properties or assets, except, in the case of clauses (ii), (iii) and (iv), for failures to make filings, or to obtain permits, authorizations, consents or approvals, or violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not have a Buyer Material Adverse Effect.

                 (e) SEC Reports and Financial Statements; Proxy Statement. (i) Buyer has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Seller true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 1996 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as such documents have been amended since the time of their filing, collectively, the "Buyer SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Buyer SEC Documents complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Buyer and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments) (the "Financial Statements").

                    (ii) The Information Statement and/or Proxy Statement (each as defined in Section 4.3) (or any amendments thereof or supplements thereto), at the date mailed to Buyer's stockholders and, in the case of any Proxy Statement, at the time of the Stockholders Meeting (as defined in Section 4.3), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that Buyer makes no representation or warranty as to information provided in writing by Seller or the Company (or on their behalf) to Buyer expressly for use in the Information Statement and/or Proxy Statement. The Information Statement and/or Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 (f) Absence of Changes. Since September 30, 1996, except as may be disclosed in this Agreement or in the Schedules hereto, there has not occurred any material adverse change in the business, financial condition or results of operations of the Buyer Entities taken as a whole, excluding any change resulting from (i) general economic conditions, (ii) any occurrence or condition affecting the vehicle rental industry generally or (iii) any occurrence or condition arising out of the execution, delivery or performance of this Agreement and the consummation of the Transactions or the public announcement of any thereof.

                 (g) Litigation. Except as disclosed in the Buyer SEC Documents delivered to Seller prior to the date hereof, as of the date hereof, there is no action, suit or proceeding before or by any Governmental Entity, domestic or foreign, now pending or, to Buyer's knowledge, threatened against any Buyer Entity which, if adversely determined, would have a Buyer Material Adverse Effect.

                 (h) Title to Properties; Liens and Encumbrances. Except for assets disposed of since September 30, 1996 in the ordinary course of business, one of the Buyer Entities has marketable title to or a valid leasehold interest in all of the tangible assets (i) capitalized on or included in the consolidated balance sheet of Buyer and its Subsidiaries at September 30, 1996 included in the Financial Statements, and (ii) acquired by a Buyer Entity after September 30, 1996 and which would be capitalized on or included in such a balance sheet prepared as of the date hereof, subject only to (A) statutory Liens arising or incurred in the ordinary course of Buyer's and its Subsidiaries' businesses, (B) Liens disclosed or reflected in the Financial Statements, (C) Liens for Taxes (as defined in Section 3.2(l)) not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings, (D) Liens which constitute valid leases or subleases from a Buyer Entity to a third party, (E) Liens and defects of title set forth in Schedule 3.2(h) and (F) Liens and defects of title that do not have a Buyer Material Adverse Effect (Liens of the types identified in clauses (A) through (F) above being referred to as "Permitted Liens").

                 (i) Material Contracts. Each written Buyer Agreement which is filed as an exhibit to the Buyer SEC Documents (each, a "Material Buyer Agreement") is valid and binding (except to the extent that the invalidity or nonbinding nature of any Material Buyer Agreement would not have a Buyer Material Adverse Effect) and (ii) no Buyer Entity is in default in the performance of its obligations under any such Material Buyer Agreement, except for defaults which would not have a Buyer Material Adverse Effect. The Buyer Entities have no material unwritten agreements.

                 (j) Labor Matters. Except as set forth on Schedule 3.2(j) or as disclosed in the Buyer SEC Documents filed with the SEC prior to the date hereof, no labor dispute with employees of any Buyer Entity exists or, to Buyer's knowledge, is threatened which would have a Buyer Material Adverse Effect.

                 (k) Employee Programs. Schedule 3.2(k) sets forth, as of the date of this Agreement:

                 (i)  Each "employee benefit plan" as such term is defined in
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is covered by ERISA and that is maintained or otherwise contributed to by the Buyer Entities for the benefit of the employees of the Buyer Entities (each a "Plan"), copies or descriptions of which have been furnished or made available to Seller (together with the most recent Annual Report on Form 5500 required to be filed by the Buyer Entities in connection with any Plan);

                    (ii) Each material plan or arrangement not subject to ERISA maintained, or otherwise contributed to, by the Buyer Entities for the benefit of its U.S. employees and providing for deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (each a "Benefit Arrangement"), copies or descriptions of which have been furnished or made available to Seller;

                   (iii) Each material plan or arrangement not subject to ERISA maintained, or otherwise contributed to, by the Buyer Entities for the benefit of non-U.S. employees ("Foreign Employees"), other than plans or arrangements required to be maintained, or otherwise contributed to, pursuant to applicable laws or regulations of non-U.S. jurisdictions, that provides for retirement benefits, termination benefits, deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (each a "Foreign Plan" and, together with the Plans and Benefit Arrangements, the "Employee Benefit Programs"), copies or descriptions of which have been furnished or made available to Seller;

                 (iv) Each "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) that is contributed to by the Buyer Entities, copies or descriptions of which have been furnished or made available to Seller; and

                 (v) Each written agreement with any employee of any Buyer Entity involving an amount which in the aggregate involves in excess of $500,000 and each collective bargaining agreement to which any Buyer Entity is a party.

                 (l) Taxes. Except as set forth on Schedule 3.2(l), each Buyer Entity and any consolidated, combined or unitary group for Tax (as defined below) purposes of which Buyer or any of its Subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it, has paid all Taxes due, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to employees, independent contractors or other third parties, or has provided adequate reserves in its Financial Statements for (or otherwise has adequately provided for) any Taxes that have not been paid except where the failure to make such filings, pay such Taxes or provide for such reserves or Taxes would not have a Buyer Material Adverse Effect. Except as set forth on Schedule 3.2(l), (i) there is no claim concerning any liability of any Buyer Entity for Taxes made by any Taxing authority in writing which has not been fully resolved, (ii) Buyer is not under audit for any tax year, (iii) no Buyer Entity has in effect a waiver of any statute of limitations with respect to Taxes and (iv) no Buyer Entity is obligated to make any payments for which a deduction will be disallowed under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

                 As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                 (m) Government Licenses, Permits and Related Approvals. Except as set forth in Schedule 3.2(m), the Buyer Entities have each license, permit, consent, approval, authorization, qualification and order of any Governmental Entity necessary to enable the Buyer Entities to conduct their respective businesses as presently conducted and are in compliance with the requirements thereunder, except where the failure to have any such license, permit, consent, approval, authorization, qualification or order, or to be in compliance therewith, does not have a Buyer Material Adverse Effect.

                 (n) Compliance. Except as set forth in Schedule 3.2(n), no Buyer Entity is in violation of any law, rule, regulation, order, judgment or decree applicable to any of the

Buyer Entities or by which any of their respective properties are bound or affected, except for any such violations which do not have a Buyer Material Adverse Effect.

                 (o) Environmental Liability. Except as disclosed (i) in the Financial Statements or the notes thereto, (ii) in the environmental reports listed on Schedule 3.2(o) or (iii) on Schedule 3.2(o), and except for such matters that, alone or in the aggregate, do not have a Buyer Material Adverse Effect, to Buyer's knowledge, (i) the Buyer Entities are in compliance with all applicable Environmental Laws (as defined below); (ii) the properties owned or operated by the Buyer Entities (including soil, groundwater or surface features) (the "Properties") do not contain any Hazardous Substances (as defined below) at a level which requires remedial activity under applicable Environmental Law where the Hazardous Substance resulted from activity of the Buyer Entities;
(iii) no Buyer Entity has received written notice of any claims or written demands alleging that Buyer is in violation of, or liable under, any Environmental Law; and (iv) the Buyer Entities are not subject to liability for any off-site disposal or contamination.

                 For purposes of this Agreement, "Environmental Law" means any current law, regulation, order or decree relating to pollution, contamination, wastes, Hazardous Substances or the environment, including any regulation pertaining to underground storage tanks and cleanup of releases from such tanks; and "Hazardous Substance" means any substance, chemical or material that is listed, classified under or regulated as hazardous or toxic or as a pollutant by any Governmental Entity pursuant to any Environmental Law, including petroleum and petroleum products.

                 Seller acknowledges and agrees that the representation and warranty contained in this Section 3.2(o) is the only representation and warranty made by Buyer or any other person to Seller with respect to the subject matter of this Section 3.2(o), no other representation or warranty contained in this Agreement shall apply to such subject matter and no other representation or warranty, express or implied, is being made by Buyer or any other person with respect to such subject matter.

                 (p) Available Funds. At the Closing, Buyer will have sufficient funds to pay the following (collectively, the "Required Payments"):
(i) the Share Purchase Price, (ii) the Purchase Price (as defined in the Common Stock Purchase Agreement), (iii) the Purchase Price (as defined in the Budget Stock Purchase Agreement) and (v) the amount of all Other Indebtedness (as defined in Section 4.6) and all accrued but unpaid interest through the Closing Date, which funds will be available at the Closing to make the Required Payments. Buyer has obtained a binding written commitment from Credit Suisse First Boston Corporation to obtain $225 million, pursuant to the commitment letter attached as Exhibit E hereto.

                 (q) No Registration. Buyer is aware that the Shares have not been registered under the Securities Act, or under any state securities laws. Buyer is not an underwriter (within the meaning of such term under the Securities Act) with respect to the Shares and is purchasing the Shares solely for investment, with no present intention to distribute any such Shares to any person, and Buyer will not sell or otherwise dispose of such Shares except in compliance with the registration requirements under the Securities Act and the rules and regulations promulgated thereunder, and other applicable securities laws, or pursuant to exemptions therefrom.

                 (r) Registration Rights. The registration rights agreements listed on Schedule A to the Preferred Stockholders Agreement are the only agreements (including amendments thereof) with respect to registration rights that have been entered into by Buyer. Such agreements have not been amended or otherwise modified after the respective dates thereof (except for amendments listed on such Schedule A).

                 (s) Finders' Fees. Buyer has not retained, and is not subject to the valid claim of, any finder, broker, consultant or financial advisor in connection with the Transactions who might be entitled to a fee or commission from Buyer in connection with the Transactions, other than Credit Suisse First Boston Corporation. Buyer will be solely responsible for paying all fees and expenses that become due and payable to Credit Suisse First Boston Corporation in connection with the Transactions.

                 (t) Other Agreement Representations and Warranties. Buyer repeats for the benefit of Seller each of its representations and warranties made in Section 3.2 of the Budget Stock Purchase Agreement and in Section 3.2 of the Common Stock Purchase Agreement, respectively, which representations and warranties are incorporated herein by reference as if set forth in full herein.

                 SECTION 3.3 Representations and Warranties of Seller and Buyer. Each of Seller and Buyer represents and warrants to the other that it is the explicit intent of each party hereto that Seller and Buyer are making no representation or warranty whatsoever, express or implied, including any implied warranty as to condition, merchantability or suitability, as to the properties, assets or future prospects or performance of the Company Entities (as defined in the Budget Stock Purchase Agreement), the Buyer Entities or such properties or assets and that Buyer is taking the Company Entities, and Seller is taking the Equity Consideration, respectively, "as is" and "where is," except for the express representations and warranties of the Company in the Budget Stock Purchase Agreement or in any schedule or exhibit thereto, or in any certificate, document or other instrument contemplated thereby and delivered in connection therewith and the express representations and warranties of Buyer herein or in any schedule or exhibit hereto, or in any certificate, document or other instrument contemplated hereby and delivered in connection herewith, respectively.

                 SECTION 3.4 Disclosure on Schedules. Disclosure of any fact or item in any Schedule or Exhibit referenced by a particular Section of this Agreement shall, should the existence of the fact or item be relevant to any other Section of this Agreement, be deemed to be disclosed with respect to such other Section whether or not a specific cross reference appears.

Disclosure of any fact or item in any Schedule or Exhibit shall not necessarily mean that such fact or item, individually, would prevent or materially hinder or delay the ability of Seller to perform its obligations under this Agreement or to consummate the Transactions or would have a Company Material Adverse Effect (as defined in the Budget Stock Purchase Agreement), or would have a Buyer Material Adverse Effect, respectively.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

                 SECTION 4.1 Performance by Common Stockholder Under Common Stock Purchase Agreement. Seller shall cause the Common Stockholder to sell to Buyer, at the Closing contemplated by the Common Stock Purchase Agreement and subject to the terms and conditions thereof, the issued and outstanding shares of Common Stock owned by the Common Stockholder.

                 SECTION 4.2 Certain Obligations of Buyer With Respect to Common Stock Purchase Agreement and Budget Stock Purchase Agreement. (a) Subject to and in accordance with the terms and conditions of the Common Stock Purchase Agreement and the Budget Stock Purchase Agreement, Buyer agrees with Seller to perform all of the covenants contained in such agreements required to be performed by Buyer and to satisfy all of the conditions contained in such agreements to be satisfied by Buyer.

                 (b) Buyer shall not waive any right, breach, default or condition under the Common Stock Purchase Agreement or under the Budget Stock Purchase Agreement without the prior written consent of Seller, unless such waiver by Buyer includes an absolute and unconditional release of Seller from any and all Buyer Losses (as defined in Section 7.2) that may arise out of or result from the right, breach, default or condition waived.

                 SECTION 4.3 Information Statement; Stockholders Meeting; Proxy Statement. (a) As soon as practicable following the date of this Agreement, Buyer shall prepare and file with the SEC an information statement pursuant to Rule 14c-2 under the Exchange Act (the "Information Statement") and shall use all reasonable efforts to have the Information Statement cleared by the SEC as promptly as practicable. Seller shall cooperate with Buyer in the preparation of the Information Statement. Buyer shall give Seller and its counsel the opportunity to review and comment on the Information Statement prior to its being filed with the SEC, shall give Seller and its counsel the opportunity to review and comment on all amendments and supplements to the Information Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and shall consider in good faith all comments and suggestions of Seller or its counsel with respect to the Information Statement, any such amendments or supplements and any such responses or replies to comments. Buyer will provide to Seller promptly copies of all correspondence between it or any of its representatives and the SEC relating to the Information Statement. Seller shall furnish all information concerning it required to be included in the Information Statement. In addition, as promptly as practicable after the date hereof, Buyer shall prepare a notice pursuant to Section

228(d) of the Delaware General Corporation Law (the "Notice"). As promptly as practicable after the date of this Agreement and consistent with applicable law, the Information Statement and the Notice will be mailed to the stockholders of Buyer. Buyer will advise Seller promptly after it receives notice thereof, of the time when any filing of the Information Statement, or of any supplement or amendment thereto, has been made, or of the issuance of any stop order with respect to, or any request by the SEC or the National Association of Securities Dealers, Inc. for amendment of, the Information Statement.

                 (b) If, for any reason, a meeting of stockholders of Buyer is required to be held or is determined by Buyer to be advisable to be held, in order to obtain or make effective the requisite approval of Buyer's stockholders to the issuance of the Buyer Class A Stock issuable upon conversion of the Equity Consideration, then Buyer, acting through its Board of Directors, shall, in accordance with applicable law and Buyer's certificate of incorporation and by-laws, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable after such determination for the purpose of considering and taking action to approve the issuance of the shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration (the "Stockholders Meeting") and (ii) include in the proxy statement to be sent to the stockholders of Buyer (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") the recommendation of the Board of Directors of Buyer that the stockholders of Buyer approve the issuance of the shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration, unless, in the case of this clause (ii) only, otherwise necessary under the applicable fiduciary duties of the directors of Buyer, as determined by the Board of Directors of Buyer, in good faith after consultation with independent outside legal counsel. Buyer shall take all reasonable action to solicit and obtain the Required Buyer Approval.

                 (c) If a Stockholders Meeting is to be held as provided in
Section 4.3(b), then Buyer promptly shall prepare and file with the SEC a Proxy Statement and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Seller shall cooperate with Buyer in the preparation of the Proxy Statement. Buyer shall give Seller and its counsel the opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC, shall give Seller and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and shall consider in good faith all comments and suggestions of Seller or its counsel with respect to the Proxy Statement, any such amendments or supplements and any such responses or replies to comments. Buyer will provide to Seller promptly copies of all correspondence between it or any of its representatives and the SEC relating to the Proxy Statement. Seller shall furnish all information concerning it required to be included in the Proxy

Statement. As promptly as practicable after a Board of Directors' determination that a Stockholders Meeting is necessary or advisable and consistent with applicable law, the Proxy Statement will be mailed to the stockholders of Buyer. Buyer will advise Seller promptly after it receives notice thereof, of the time when any filing of the Proxy Statement, or of any supplement or amendment thereto, has been made, or of the issuance of any stop order with respect to, or any request by the SEC or the National Association of Securities Dealers, Inc. for amendment of, the Proxy Statement.

                 SECTION 4.4 Insurance Other than Workers' Compensation. (a) Buyer acknowledges and agrees that, effective at 12:01 a.m., Eastern time, on the Closing Date, all insurance coverage provided by Seller for any Company Entity shall be terminated. A list of such insurance coverage is set forth on
Schedule 4.4.

                 (b) Buyer shall, promptly following the Closing, cause the Company to return to Seller, and shall not thereafter request or permit the Company to request the issuance of, any certificates of insurance or insurance filings regarding any Company Entity from Seller's insurers in the name of Seller.

                 (c) Any unearned premiums paid by Seller on behalf of any Company Entity will be considered fully earned as of the Closing Date. No return premium will be due to any Company Entity for any insurance policies listed in Schedule 4.4. From and after the Closing Date, Buyer and/or the Company shall be solely responsible for the pursuit or handling of any existing claims related to any Company Entity's insurance policies whether in process or filed after the Closing Date.

                 (d) From and after the Closing Date, Buyer and/or the Company shall be solely responsible for obtaining any and all insurance coverage for or on behalf each Company Entity, and Buyer agrees that neither Seller nor any affiliate of Seller shall have any obligation or liability whatsoever with respect to such insurance.

                 SECTION 4.5 Further Assurances. (a) Subject to Section 4.5(b), each of Seller and Buyer shall use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions on the Closing Date and to satisfy the conditions contained in Section 5.1 and, in the case of Seller, in Section 5.2 or, in the case of Buyer, in Section 5.3.

                 (b) Notwithstanding anything to the contrary herein, Buyer shall, and shall cause its affiliates to, (i) promptly effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by any Governmental Entity, domestic or foreign, to secure antitrust clearance for the consummation of the Transactions and (ii) promptly take all steps (including executing agreements and submitting to judicial or administrative orders) required by the Federal Trade Commission or its staff, the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice or such person's staff, any state attorney general or its staff, or any similar foreign Governmental Entity, to secure antitrust clearance for the consummation of the Transactions (including by avoiding or setting aside any injunction or other order of any court of competent jurisdiction or other Governmental Entity), including, if required, all steps to make arrangements for, or to effect the sale or other disposition of, particular assets or categories of assets or businesses of Buyer or any of its affiliates, or assets or businesses of the Company Entities, and, if required, to hold separate (including pursuant to arrangements which restrict, limit or prohibit access to) the assets or businesses of the Company Entities pending any such sale or other disposition. All the actions to be taken by Buyer or its affiliates pursuant to this Section 4.5(b) will be consistent with their respective obligations under applicable law or any agreement to which any of such persons is a party. Each of Buyer and Seller agrees promptly to inform the other of any communication received by it from the Federal Trade Commission, the Antitrust Division of Department of Justice or any other Governmental Entity regarding any of the Transactions.

                 (c) If at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken such action, including the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and give effect to the Transactions.

                 SECTION 4.6 Repayment of Seller Indebtedness. (a) At the Closing, Buyer shall:

                     (i) cause the Company to, immediately upon the Company's receipt of the Purchase Price (as defined in the Budget Stock Purchase Agreement), comply with the provisions of Section 4.5(a) of the Budget Stock Purchase Agreement;

                    (ii) cause to be repaid to Seller and/or its affiliates, respectively, including FMCC, all indebtedness owed to each such person, under the credit facilities set forth on Schedule 4.6 (collectively, the "Facilities"), except for an amount of such indebtedness equal to the Cancellation Amount (as defined in Section 5.2(d)) (the "Other Indebtedness") and all accrued but unpaid interest through the Closing Date;

                   (iii) cause the obligations of Seller and/or its affiliates, respectively, including FMCC, to make further extensions of credit under each of the Facilities to be terminated; and

                    (iv) cause the other obligations of Seller and/or its affiliates, respectively, including FMCC, in respect of the Facilities, including all obligations pursuant to each letter of credit, support agreement and other agreement or arrangement referred to on Schedule
         4.6 (collectively, the "Other Arrangements"), to be terminated and replaced by a substitute arrangement, except for the $25 million letter of credit issued in support of the Budget Fleet Finance asset-backed medium term note program, which shall be fully collateralized by a letter of credit, in form satisfactory to FMCC, issued for the benefit of FMCC by Credit Suisse or another financial institution acceptable to Seller, in its sole discretion.

                 (b) Prior to the Closing, Buyer shall file the Certificate of Designations with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

                 SECTION 4.7 Access to Information Concerning Buyer's Properties and Records; Confidentiality. (a) During the period commencing on the date hereof and ending on the Closing Date, Buyer shall, and shall cause the other Buyer Entities to, upon reasonable request, afford to Seller, its counsel, accountants and other authorized representatives reasonable access during normal business hours to the properties, books and records of the Buyer Entities, in order that Seller may have the opportunity to make such reasonable investigations as it shall desire to make of the business and affairs of the Buyer Entities. Buyer will, and will cause the other Buyer Entities and their respective officers, employees, accountants and other agents to, furnish to Seller such additional financial and operating data and information as Seller may from time to time reasonably request. Seller will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement among Seller, the Company and Buyer, as if Buyer were the provider of confidential information thereunder.

                 SECTION 4.8 Conduct of the Buyer Business. Except as contemplated by this Agreement and in connection with the Transactions, except with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) and except as set forth on Schedule 4.8, Buyer agrees, during the period from the date hereof until the Closing Date, that:

                 (a) the businesses of the Buyer Entities shall be conducted in the ordinary and usual course consistent with past practice and each Buyer Entity shall use reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, employees, creditors and business partners and with all persons or entities with which Buyer has entered into franchise agreements, concession agreements and material leases;

                 (b) no Buyer Entity shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Buyer or any of its Subsidiaries; and

                 (c) no Buyer Entity shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize any of the foregoing.

                 SECTION 4.9 No Solicitation by Seller. Neither Seller nor any of its affiliates shall solicit, initiate or encourage the submission of any proposal or offer from any person or engage in discussions with any person or enter into any agreement with any person relating to the acquisition of capital stock or a substantial portion of the assets of the Company Entities taken as a whole or any merger, consolidation, share exchange or other similar transaction involving any Company Entity. Seller will notify Buyer promptly if any person makes any proposal, offer or inquiry with respect to any of the foregoing.

                 SECTION 4.10 Listing of Class A Common Stock. If required by the principal securities exchange or securities quotation system on which the Buyer Class A Stock is then admitted for trading, Buyer shall use its reasonable efforts to cause the shares of Buyer Class A Stock issuable upon conversion of the Equity Consideration to be approved for listing on such exchange or quotation system, subject to official notice of issuance; provided that the foregoing shall in no way limit or affect Buyer's obligation under the Preferred Stockholders Agreement from and after the execution and delivery thereof.

                 SECTION 4.11 No Registration of Certain Transfers. Buyer shall not register the transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of the shares of Buyer Class A Stock or Buyer Class B Stock owned by any of the Stockholders, unless such transfer is made in compliance with the Consent Agreement.

                 SECTION 4.12 Special Bonus Program. Concurrently with the Closing, Seller shall pay to Buyer or the Company, as Buyer shall direct, an amount in cash equal to $2,400,000 in connection with the establishment by the Company of a special bonus program (the "Special Bonus Program") providing for bonus payments to Company employees with an aggregate value equal to $4,800,000.

The Special Bonus Program shall be on such terms as Seller and Buyer shall agree after good faith negotiations and, in any event, shall provide for broad participation by employees of the Company (it being understood that it is the intent of the parties that the Special Bonus Program provide incentive to approximately 1,400 employees of the Company and that, subject to agreement between Seller and Buyer, all or a portion of the benefits under such Special Bonus Program may be stock options issued by Buyer); provided that Buyer may, at its option, fund one-half of the Special Bonus Program in stock options of Buyer.

                 SECTION 4.13 Cancellation of Certain Indebtedness. Concurrently with the Closing, Seller shall, and shall cause its affiliates to, cancel indebtedness of the Company owed to them in an aggregate principal amount equal to the Cancellation Amount (as defined in Section 5.2(d)).

                                   ARTICLE V

                               CLOSING CONDITIONS

                 SECTION 5.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                 (a) No temporary restraining order, preliminary or permanent injunction or other order or other legal restraint or prohibition preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction or by any governmental or regulatory body and still be in effect; nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any Governmental Entity which enjoins or otherwise prohibits or makes illegal the consummation of the Transactions.

                 (b) All applicable waiting periods under the HSR Act (including any extensions thereof) shall have expired or been terminated, and all applicable approvals and clearances under any other applicable merger control law or regulation shall have been obtained, except those for which the failure to obtain such approval or clearance would not result in a Company Material Adverse Effect (as defined in the Budget Stock Purchase Agreement).

                 (c) The Required Buyer Approval shall have been obtained.

                 (d) The closing of the transactions contemplated by the Common Stock Purchase Agreement shall have been consummated.

                 (e) The closing of the transactions contemplated by the Budget Stock Purchase Agreement shall have been consummated.

                 (f) Concurrently with the Closing, Seller shall have withdrawn its election notice to the Common Stockholder dated July 11, 1996 delivered pursuant to Section 3.3(b) of the Stockholders Agreement.

                 (g) Concurrently with the Closing, the shares of Series X Preferred Stock held by the Bank shall have been redeemed in accordance with the terms of the Series X Preferred Stock.

                 (h) The Stockholders Agreement shall have been terminated.

                 SECTION 5.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                 (a) The representations and warranties of Seller shall be true and accurate as of the Closing Date as if made at and as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any exception contained therein for matters that would or would not, as the case may be, prevent or materially hinder or delay the ability of Seller to perform its obligations under this Agreement and to consummate the Transactions), would not, individually or in the aggregate, prevent or materially hinder or delay the ability of Seller to perform its obligations under this Agreement and to consummate the Transactions.

                 (b) Seller shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing.

                 (c) Seller shall have delivered to Buyer a certificate, duly executed by a duly authorized officer, to the effect set forth in Sections 5.2(a) and 5.2(b).

                 (d) Seller and/or its affiliates shall have cancelled indebtedness of the Company owed to them in an aggregate principal amount equal to the Cancellation Amount. For purposes hereof, the term "Cancellation Amount" means $498 million, less the sum of (i) the principal amount of indebtedness repaid to Seller and/or its affiliates, including FMCC, pursuant to Section 4.5(a) of the Budget Stock Purchase Agreement, plus (ii) the amount of the Purchase Debt.

                 (e) Seller and/or its affiliates, including FMCC, shall deliver such instruments and documents as Buyer may reasonably request to evidence the transactions contemplated by Section 5.2(d) and
         Section 4.6.

                 (f) Seller shall have executed and delivered to Buyer the Preferred Stockholders Agreement, substantially in the form of Exhibit C.

                 SECTION 5.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                 (a) The representations and warranties of Buyer shall be true and accurate as of the Closing Date as if made at and as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any exception contained therein for matters that would or would not, as the case may be, have a Buyer Material Adverse Effect), would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

                 (b) Buyer shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing.

                 (c) Buyer shall have delivered to Seller a certificate, duly executed by its Chief Executive Officer or Chief Financial Officer, to the effect set forth in Sections 5.3(a) and 5.3(b).

                 (d) The Company and Buyer shall have executed and delivered to Seller a Supply Agreement, substantially in the form of Exhibit A, and an Advertising Agreement, substantially in the form of Exhibit B.

                 (e) (i) Seller and/or its affiliates, including FMCC, shall have received from the Company an amount in cash equal to the Purchase Price (as defined in the Budget Stock Purchase Agreement), which amount shall have been applied to repay a portion of the outstanding indebtedness of the Company to such persons as such persons shall have directed; (ii) Seller and/or its affiliates, respectively, including

         FMCC, shall have received an amount in cash equal to the amount of all Other Indebtedness, which amount shall have been applied to repay the Other Indebtedness, and shall have received an amount equal to all accrued but unpaid interest through the Closing Date; (iii) the obligations of Seller and/or its affiliates, respectively, including FMCC, to make further extensions of credit under each of the Facilities shall have been terminated; and (iv) each Other Arrangement shall have been terminated and replaced by a substitute arrangement.

                 (f) Since September 30, 1996, except as may be disclosed in this Agreement or in the Schedules hereto, there shall not have occurred any material adverse change in the business, financial condition or results of operations of the Buyer Entities taken as a whole, excluding any effect resulting from (i) general economic conditions, (ii) any occurrence or condition affecting the vehicle rental industry generally or (iii) any occurrence or condition arising out of the execution, delivery or performance of this Agreement and the consummation of the Transactions or the public announcement of any thereof.

                 (g) Buyer shall have executed and delivered to Seller a Preferred Stockholders Agreement, substantially in the form of Exhibit C.

                          SECTION 5.4 No Closing Unless All Transactions Occur. Notwithstanding anything to the contrary in this Agreement or elsewhere, the Closing shall be deemed not to have occurred (and any actions taken by any party hereunder in connection with the Closing shall be unwound) unless all of the conditions to closing contained in each of the Common Stock Purchase Agreement and the Budget Stock Purchase Agreement shall have been satisfied (or waived in accordance with the terms and conditions of such agreements) and such closings under such agreements shall have been consummated in accordance with the terms of such agreements.

                                   ARTICLE VI

                                  TERMINATION

                 SECTION 6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                 (a) by the mutual written consent of Buyer and Seller; or

                 (b) by either Buyer or Seller: (i) if the Closing shall not have occurred on or prior to October 15, 1997 (the "Cut-off Date"); provided, however, that the right to terminate this Agreement under this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                 (c) by Seller, if (i) the Required Buyer Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote at a duly held Stockholders Meeting or by a valid written consent or (ii) Buyer shall have withdrawn or modified (in a manner adverse to Seller) its recommendation that the stockholders of Buyer approve the issuance of the Buyer Class A Stock issuable upon conversion of the Equity Consideration pursuant to this Agreement.

                 SECTION 6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall forthwith be given to the other party and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Seller or Buyer except for its breach of this Agreement and except that the provisions of Article VII and Article VIII shall survive any such termination.

                                  ARTICLE VII

                           SURVIVAL; INDEMNIFICATION

                 SECTION 7.1 Survival of Representations and Warranties. The respective representations and warranties of Seller and Buyer contained in
Article III shall survive the Closing (subject, with respect to remedies for breach thereof, to Section 7.5), to but not including the first anniversary of the

Closing Date and from and after the first anniversary of the Closing Date all such representations and warranties shall terminate and be of no further force or effect, except to the extent that, prior to such first anniversary of the Closing Date, the appropriate Notice Requirement (as defined below) shall have been complied with. Notwithstanding the preceding sentence, the representations and warranties of Seller contained in Sections 3.1(a), 3.1(b), 3.1(e) and 3.1(f) and of Buyer contained in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(k),
3.2(l) and 3.2(o) shall survive the Closing (subject, with respect to remedies for breach thereof, to Section 7.5), to but not including the third anniversary of the Closing Date and from and after the third anniversary of the Closing
Date all such representations and warranties shall terminate and be of no further force or effect, except to the extent that, prior to such third anniversary of the Closing Date, the appropriate Notice Requirement (as defined below) shall have been complied with; provided that, notwithstanding the foregoing, all the representations and warranties of Buyer contained in Section
3.2 (other than those contained in Section 3.2(a), 3.2(b) and 3.2(c)) shall terminate, and no longer be of force or effect from and after the first date after the Closing Date when Seller no longer beneficially owns any Equity Consideration or shares of Buyer Class A Stock issuable upon conversion thereof.

                 For purposes of this Agreement, the term "Notice Requirement" means the giving of written notice of the breach of a representation and warranty (which written notice shall specify the particular representation and warranty the breach of which is alleged and the particular facts underlying each such allegation) as follows:

                 (a) in the case of an alleged breach of a representation and warranty of Seller under this Agreement, to Seller in accordance with and no later than the time specified in the first sentence or second sentence, as applicable, of this Section 7.1;

                 (b) in the case of an alleged breach of a representation and warranty of the Company under the Budget Stock Purchase Agreement, to the Company and to Seller in accordance with and no later than the time specified in the first sentence or second sentence, as applicable, of
         Section 7.1 of the Budget Stock Purchase Agreement;

                 (c) in the case of an alleged breach of a representation and warranty of the Common Stockholder under the Common Stock Purchase Agreement, to the Common Stockholder and to Seller in accordance with and no later than the time specified in the first sentence or second sentence, as applicable, of Section 7.1 of the Common Stock Purchase Agreement; and

                 (d) in the case of an alleged breach of a representation and warranty of Buyer under this Agreement, to Buyer in accordance with and no later than the time specified in the first sentence or second sentence, as applicable, of this Section 7.1.

                 SECTION 7.2 Indemnification by Seller. (a) Subject to the limitations set forth in Section 7.5 and, with respect to Taxes, Sections 7.2(b) and (c), and subject to compliance by Buyer with the appropriate Notice Requirement, Seller agrees to indemnify Buyer against, and agrees to protect, save and keep harmless Buyer from payment of, and hereby assumes liability for the payment of, all liabilities, obligations, losses, damages, claims, actions, suits, judgments or settlements, including all costs, expenses and disbursements, including reasonable attorneys' fees and expenses, solely to the extent that the amount thereof is not covered by (i) insurance maintained therefor by Seller or the Company Entities or (ii) a reserve or category of reserves established and maintained therefor by the Company Entities (which reserve or category of reserves shall be reflected in the information contained in the Financial Statements (as defined in the Common Stock Purchase Agreement) or the notes thereto (collectively, "Buyer Losses"), arising out of or resulting from (A) any breach by Seller of a representation or warranty contained herein,
(B) any breach by the Company of a representation or warranty contained in the Budget Stock Purchase Agreement (without giving effect to any exception contained therein for matters that would or would not, as the case may be, have a Company Material Adverse Effect (as defined in the Budget Stock Purchase Agreement), except that, in the case of Section 3.1(o) of the Budget Stock Purchase Agreement, exceptions for such matters shall be given effect), (C) any breach by the Common Stockholder of a representation, warranty or covenant contained in the Common Stock Purchase Agreement, or (D) any failure by Seller to perform any agreement or covenant contained herein.

                 (b) Seller shall not be required to indemnify Buyer under
Section 7.2(a) for any Buyer Losses related to, or in respect of, Taxes, or otherwise have any liability for any Taxes, of the Company for the taxable year of the Company that includes the Closing Date unless, no later than 120 days prior to the due date (including extensions) for filing any United States federal, state or local income or franchise tax returns ("Tax Returns") of, or that include, the Company, Buyer or the Company provides copies of such Tax Returns to Seller for Seller's review and approval. As a condition to giving its approval to Buyer for filing such Tax Returns, Seller may request Buyer and/or the Company to make any changes to such Tax Returns that Seller believes are warranted or reasonable and Buyer shall make, or cause the Company to make, such changes to the Tax Returns unless, in the opinion of a nationally recognized independent certified public accounting firm reasonably acceptable to Seller and engaged by Buyer (the "Tax Arbitrator"), there is not a reasonable basis for making such change. The decision of the Tax Arbitrator shall be final and binding on Buyer and Seller, and the cost thereof shall be borne by the party whose position does not prevail.

                 (c) Buyer shall promptly notify Seller in writing of any audit or administrative or judicial proceeding directly or indirectly involving the Company or a Subsidiary, which, if determined adversely to the taxpayer, could give rise to an obligation for indemnification under this Section 7.2, and Seller shall have the right at its own expense to control the conduct of such audit or proceeding unless Buyer waives its right to indemnification under this Section 7.2 for any Buyer Losses resulting directly or indirectly from such audit or proceeding. Buyer also may participate in any such audit or proceeding at its own expense and, if Seller does not assume the defense of any such audit or proceeding, Buyer may, without any effect to its right to indemnification under this Section 7.2, defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding.

                 SECTION 7.3 Indemnification by Buyer. Subject to compliance by Seller with the appropriate Notice Requirement, Buyer agrees to indemnify Seller against, and agrees to protect, save and keep harmless Seller from payment of, and hereby assumes liability for the payment of, all liabilities, obligations, losses, damages, claims, actions, suits, judgments or settlements, including all costs, expenses and disbursements, including reasonable attorneys' fees and expenses (collectively, "Seller Losses"; each of Buyer Losses and Seller Losses sometimes referred to herein as "Losses"), arising out of or resulting from (a) any breach by Buyer of a representation or warranty contained herein (without giving effect to any exception contained therein for matters that would or would not, as the case may be, have a Buyer Material Adverse Effect, except that, in the case of Section 3.2(o), exceptions for such matters shall be given effect) or (b) any failure by Buyer to perform any agreement or covenant contained herein.

                 SECTION 7.4 Procedures for Certain Claims. (a) In order to be entitled to indemnification under Section 7.2 or 7.3, whether or not in respect of, arising out of or involving a Third Party Claim (as defined below), the party seeking to be indemnified (the "Indemnified Party") shall comply with the appropriate Notice Requirement; provided, however, that if any party is aware of an alleged misrepresentation or breach of warranty or agreement, then the party seeking to be indemnified shall furnish such notice to the other party hereto promptly upon becoming so aware.

                 (b) In order to be entitled to indemnification under Section
7.2 or 7.3 in respect of, arising out of or involving a claim, demand or commencement of any action (a "Third Party Claim") by any third party, including any Governmental Entity, against Buyer or any Company Entity, on the one hand, or Seller, on the other hand, the Indemnified Party shall notify the other party (the "Indemnifying Party") in writing and in reasonable detail of the Third Party Claim promptly after receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have under this Agreement except to the extent it has been materially prejudiced by such failure.

                 (c) If a Third Party Claim shall be made and the Indemnified Party shall notify the Indemnifying Party thereof as provided in this Article VII, then the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, if it elects to do so, to assume the defense thereof.

                 (d) After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof if it ultimately is found to be liable under Section 7.2 or 7.3 to indemnify the Indemnified Party. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the parties hereto shall (and, in the case of Buyer, Buyer shall cause the Company Entities to) cooperate reasonably with each other in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's reasonable request) the provision to the Indemnifying Party of records and information, to the extent not prohibited by law or any confidentiality agreement, which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                 (e) Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, without the Indemnifying Party's prior written consent, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim, unless, in connection with such admission, settlement or compromise, the Indemnified Party shall assume liability therefor and shall relinquish any claim it may have to indemnification under Section 7.2 or 7.3, as the case may be. The Indemnifying Party shall not settle any Third Party Claim without the Indemnified Party's written consent (which consent shall not be unreasonably withheld or delayed) if such settlement shall include injunctive or other relief that affects or relates to the rights or obligations of such Indemnified Party, other than the obligation to pay monetary damages where such damages have been satisfied by the Indemnifying Party.

                 SECTION 7.5 Limitations on Indemnification. (a) Notwithstanding anything in this Article VII or elsewhere to the contrary, Seller shall not be required to indemnify Buyer for any Buyer Loss under this Article VII or otherwise, except to the extent that (i) the breach of the particular representations and warranties as to which indemnification is sought has resulted in Losses, individually, in excess of $15,000 and (ii) the breach of all such representations and warranties as to which indemnification is sought has resulted in aggregate Losses in





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excess of $2,000,000. Seller shall not, in any event, be required to pay (x)
the first $2,000,000 of Buyer Losses or (y) any Buyer Losses to Buyer under this Article VII or otherwise to the extent that the aggregate amount of Buyer Losses theretofore paid by Seller exceeds $40,000,000. Notwithstanding the foregoing provisions of this Section 7.5(a), the limitations on indemnification contained in clause (y) of the immediately preceding sentence shall not be applicable to any claim for indemnification under this Article VII in respect of a breach by the Company of its representation and warranty contained in
Section 3.1(k) or Section 3.1(l) of the Budget Stock Purchase Agreement.

                 (b) Notwithstanding anything contained in this Article VII or elsewhere to the contrary, Seller shall not be required to indemnify Buyer for any Buyer Loss arising out of or resulting from a breach of the representation and warranty contained in Section 3.1(o) of the Budget Stock Purchase Agreement, except for any such Buyer Loss arising out of or resulting from a Third Party Claim.

                 SECTION 7.6 Exclusivity of Remedy; Satisfaction of Indemnity Obligations. (a) The provisions of this Article VII, subject to the limitations and exclusions of this Article VII, shall be the sole and exclusive remedy, at law or in equity, of Buyer for any Buyer Losses arising out of or resulting from any breach by Seller of any representation or warranty contained herein, by the Company of any representation and warranty contained in the Budget Stock Purchase Agreement or by the Common





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



Stockholder of any representation and warranty contained in the Common Stock Purchase Agreement. In no event shall Seller be liable to Buyer for any breach by the Company of any of its covenants contained in the Budget Stock Purchase Agreement.

                 (b) In no event shall any party hereto be liable to the other (or to any other person) for consequential, punitive or special damages arising out of any breach of the provisions of this Agreement, the Common Stock Purchase Agreement, or the Budget Stock Purchase Agreement.

                 (c) In the event Seller shall become obligated to make any payment pursuant to Section 7.2, then Seller may, at Seller's option, either
(i) make such payment in cash in U.S. dollars or (ii) make such payment by delivering to Buyer a number of shares of Series A Preferred Stock (rounded up to the nearest whole share) equal to the product of (x) 0.001 multiplied by (y) the quotient obtained by dividing (A) the amount of such payment by (B) the Average Buyer Stock Price (as defined below). Any such delivery shall be made by Seller's delivery to Buyer of a certificate or certificates representing the shares of Series A Preferred Stock to be delivered, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank, with all necessary stock transfer tax stamps attached thereto and canceled.

                 For purposes of this Agreement, the "Average Buyer Stock Price" means the average of the closing prices of the Buyer Class A Stock on the NYSE, for each trading day in the 10-consecutive trading day period referred to below on which the

Buyer Class A Stock is listed on the NYSE, or The Nasdaq National Market, for each trading day in the 10-consecutive trading day period referred to below on which the Buyer Class A Stock is not listed on the NYSE but is listed on The Nasdaq National Market, in each case as reported in The Wall Street Journal, for the 10 consecutive trading days immediately preceding the second trading day prior to the date of the payment.

                                  ARTICLE VIII

                                 MISCELLANEOUS

                 SECTION 8.1 Notices. All notices, requests, demands or other communications provided herein shall be made in writing and shall be deemed to have been duly given (unless otherwise specifically provided in any Section of this Agreement) if delivered as follows:

                 If to Seller:

                 Ford Motor Company
                 The American Road
                 Dearborn, Michigan 48121
                 Attention: Secretary
                 Fax: (313) 337-9591
                 Tel: (313) 323-2260

                 with a copy to:

                 Simpson Thacher & Bartlett
                 425 Lexington Avenue
                 New York, New York 10017-3954
                 Attention: David J. Sorkin, Esq.
                 Fax: (212) 455-2502
                 Tel: (212) 455-2000

                 If to Buyer:

                 Team Rental Group, Inc.
                 125 Basin Street, Suite 210
                 Daytona Beach, Florida 32114
                 Attention: Chief Executive Officer
                 Fax: (904) 238-7461
                 Tel: (904) 238-7035

                 with a copy to:

                 King & Spalding
                 191 Peachtree Street
                 Atlanta, Georgia 30303
                 Attention: John J. Kelley, Esq.
                 Fax: (404) 572-5100
                 Tel: (404) 572-4600

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on (i) the date of delivery if sent by messenger, (ii) on the business day following the business day on which delivered to a recognized courier service if sent by overnight courier, or (iii) on the fifth business day after the mailing thereof if sent by mail. Notices may also be delivered by fax, provided that any such notice also is delivered in a manner contemplated by clause (i), (ii) or (iii) above.

                 SECTION 8.2 Publicity. So long as this Agreement is in effect, neither Seller nor Buyer shall, without the prior written consent of the other party hereto, issue any press release or otherwise make any public announcement with respect to this Agreement or the Transactions, except as may be required by applicable law (including federal securities laws) if it determines in good faith that it is appropriate to do so and provides prompt prior written notice to the other party hereto.

                 SECTION 8.3 Costs and Expenses. (a) Except as provided in
Article VII, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions contemplated hereby are consummated.

                 (b) If (i) (x) the Board of Directors of Buyer withdraws or modifies (in a manner adverse to Seller) its recommendation that the stockholders of Buyer approve the issuance of the Equity Consideration pursuant to this Agreement and (y) the Required Buyer Approval is not obtained prior to, or fails to remain effective through, the Cut-off Date (or, if earlier, the termination of this Agreement) or (ii) the Stockholders Meeting shall not have occurred prior to the Cut-off Date, then, in either such event, Buyer shall pay to Seller within two business days after the earlier of the termination of this Agreement and the Cut-off Date, an amount in cash in U.S. dollars and in immediately available funds equal to $10 million.

                 SECTION 8.4 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of the parties hereto.

                 SECTION 8.5 Waivers and Extensions. Each party to this Agreement may waive any right of such party or any breach or default of the other party to this Agreement or conditions to its own obligations; provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party and specifically refers to this Agreement. Waivers

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may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

                 SECTION 8.6 Interpretation. (a) When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. The phrase "Schedules to this Agreement" means the disclosure schedules delivered to Buyer or Seller, as the case may be, concurrently with the execution and delivery hereof.

                 (b) The term "affiliate" means, with respect to any specified person, another person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified person.

                 (c) The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "controlled" have meanings correlative thereto.

                 (d) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

                 (e) The term "person" means an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, Governmental Entity or other entity.

                 SECTION 8.7 Entire Agreement; Third Party Beneficiaries; Assignment. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents, including the Budget Stock Purchase Agreement and the Common Stock Purchase Agreement, and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon the parties and their respective successors and assigns.

                 SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless





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remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement in accordance with Section 8.4 so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                 SECTION 8.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan without giving effect to the principles of conflicts of law thereof, except that the provisions of Sections 4.3(a) and 8.3(b) shall be governed by the laws of the State of Delaware.

                 SECTION 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any material provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the material terms hereof, subject to Section 7.6(b), in addition to any other remedy at law or equity.

                 SECTION 8.11 Resolution of Disputes. (a) If a dispute arises between the parties relating to this Agreement or the Transactions, then the procedures set forth in Sections 8.11(b) through 8.11(e) shall be implemented, except that a party may seek injunctive relief from a court where appropriate in order to maintain the status quo while such procedures are being followed.

                 (b) Promptly following receipt by a party of written notice from the other of a dispute, the parties shall hold a meeting (the "Initial Meeting"), attended by persons with decision-making authority for each party, regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting (including any statements made or documents exchanged by the parties at such meeting), and no subsequent negotiations or mediation, shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled hereunder.

                 (c) If, within 30 days after the Initial Meeting, the parties have not succeeded in negotiating a resolution of the dispute, the parties shall submit the dispute to mediation in accordance with the then-current CPR Model Mediation Procedure for Business Disputes published by the CPR Institute for Dispute Resolution (the "CPR") and to bear equally the out-of-pocket costs payable to third parties of the mediation; provided that costs payable by a party to its advisors and other representatives, including its attorneys and any experts or consultants retained on its behalf, shall be borne solely by such party. In connection with such mediation, the parties shall jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the CPR if they have been unable to agree upon such appointment within 20 days from the submission of the dispute to mediation.

                 (d) The parties shall participate in good faith in the mediation and negotiations related thereto for a period of no more than 30 days from the date a mediator is appointed, unless the parties agree to extend such period. If the parties are not successful in resolving the dispute through the mediation, then the dispute shall be submitted to binding arbitration in accordance with the Center for Public Resources for Non-Administered Arbitration of Business Disputes, by a sole arbitrator.

                 (e) Mediation or arbitration shall take place in Wayne County, Michigan unless otherwise agreed by the parties. The substantive and procedural law of the State of Michigan shall apply to the proceedings. Punitive damages shall not be awarded. This Section 8.11 is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1, et seq., and judgment upon the award rendered by the arbitrator, if any, may be entered by any court having jurisdiction thereof.

                 SECTION 8.12 Consent to Jurisdiction; Waiver of Jury Trial.
(a) Subject to Section 8.11, each of the parties hereto:

                     (i) consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Eastern District of Michigan in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have jurisdiction with respect to such dispute and (B) the Courts of the State of Michigan otherwise;

                    (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

                   (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; and

                    (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 8.1 or at such other address of which the other party shall have been notified pursuant thereto; and

                     (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                 (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                           [Continued on next page.]

                 SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date first above written.

                                          FORD MOTOR COMPANY


                                          By:/s/ J.M. Devine
                                             -------------------------------
                                             Name:  J.M. Devine
                                             Title: Executive Vice President
                                                    and Chief Financial
                                                    Officer


                                          TEAM RENTAL GROUP, INC.


                                          By:/s/ Sanford Miller
                                             -------------------------------
                                             Name:  Sanford Miller
                                             Title: Chairman and Chief
                                                    Executive Officer